Exhibit 99.3

ITEM 2.        PROPERTIES

Our reinsurance operations currently occupy office space in Hamilton, Bermuda. In addition, we lease office space in Halifax, Canada; Hyderabad, India; London, England; Martigny, Switzerland; Zurich, Switzerland; San Juan, Puerto Rico; Dubai, UAE; and the Isle of Man. We are in the construction phase of building a more suitable office building in India, and have paid for and been allotted a one-acre lot for this purpose in a new government-promoted office park development. While we believe that for the foreseeable future our current office spaces combined with the project in India will be sufficient for us to conduct our operations, we anticipate future growth and we will likely need to expand into additional facilities to accommodate this growth.  To date, the cost of acquiring and maintaining our office space has not been material.

Our insurance operations currently occupy office space in the Cayman Islands and Puerto Rico.